Exhibit 21
Kadant Inc.
Subsidiaries of the Registrant
At February 15, 2019, the Registrant owned the following significant subsidiaries:

Name	State or Jurisdiction of Incorporation

Fibertek U.K. Limited	England
Johnson-Fluiten S.r.l.	Italy
Kadant Asia Holdings Inc.	Mauritius
Kadant Black Clawson LLC	Delaware
Kadant Canada Corp.	Nova Scotia, Canada
Kadant Cayman Ltd.	Cayman Islands
Kadant Cyprus (Canada) Limited	Cyprus
Kadant Fibergen Inc.	Delaware
Kadant Fiberline (China) Co., Ltd.	China
Kadant GranTek Inc.	Delaware
Kadant International Holdings LLC	Delaware
Kadant International Luxembourg S.C.S.	Luxembourg
Kadant Johnson (Wuxi) Technology, Ltd.	China
Kadant Johnson Deutschland GmbH	Germany
Kadant Johnson Europe B.V.	Netherlands
Kadant Johnson Holdings Inc.	Michigan
Kadant Johnson LLC	Delaware
Kadant Johnson Latin America Holding Inc.	Michigan
Kadant Lamort SAS	France
Kadant Luxembourg S.a r.l.	Luxembourg
Kadant Mexico LLC	Delaware
Kadant Mexico, S.A. de C.V.	Mexico
Kadant Nordic AB	Sweden
Kadant Northern UK Co. Ltd.	UK
Kadant PAAL	Germany
Kadant Paal Holding GmbH	Germany
Kadant PAAL Limited	England
Kadant PAAL S.A.U.	Spain
Kadant South America Ltda.	Brazil
Kadant U.K. Holdings Limited	England
Kadant U.K. Limited	England
Kadant Unaflex LLC	Delaware
Nicholson Manufacturing Ltd.	Canada
Syntron Material Handling Intermediate Holdings, LLC	Delaware
Syntron Material Handling, LLC	Deleware
Valon Kone OY	Finland
VK North America LLC	Delaware